EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-46024, 333-82233, 333-58235, 333-06577, 333-73512, 333-109042, 333-127488, 333-155263 and 333-170210) and Form S-3 (File No. 333-192079) of Integra LifeSciences Holdings Corporation and its Subsidiaries of our report dated February 26, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for the medical devise excise tax and the realignment of segment revenues discussed in Note 2A, as to which the date is June 19, 2014, relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 19, 2014